Exhibit 99.1

For Immediate Release

Media Relations Contact Greg Rossiter 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498
Pre-recorded conference call
800-778-6902 (U.S. and Canada) 585-219-6420 (All other countries)

Walmart reports third quarter EPS of $0.95;

Company raises full-year EPS guidance

Highlights

•

Walmart reports third quarter diluted earnings per share (EPS) of $0.95, compared to an adjusted $0.82¹ per share last year. The company’s EPS for the third quarter included a tax benefit of $191 million, which is approximately $0.05 cents per share. Excluding this tax benefit, the company’s EPS was within its third quarter guidance of $0.87 to $0.91.

•	The company is raising its full-year EPS guidance to a range of $4.08 to $4.12, from its previous range of $3.95 to $4.05.

•	Net sales for the third quarter were $101.2 billion, an increase of 2.6 percent.

•	Walmart International continues to drive growth for the company, as net sales rose 9.3 percent to $26.9 billion.

•	The company leveraged operating expenses for the fourth consecutive quarter.

•	Consolidated operating income for the third quarter was $5.6 billion, up 3.1 percent from last year.

•	Operating income grew faster than sales at both Walmart U.S. and Walmart International.

•

Walmart U.S. comparable store sales declined 1.3 percent in the third quarter 13-week period ended Oct. 29, 2010. Sam’s Club posted a comparable sales increase, without fuel, of 2.4 percent for the same period.

•	Return on investment² (ROI) for the trailing 12 months ended Oct. 31, 2010 was 18.6 percent, up from 18.4 percent compared to the same period last year.

•	Year to date, the company has returned $14.3 billion to shareholders through dividends and share repurchase.

[1]

Effective with the second quarter of fiscal year 2011, Walmart changed the methodology for valuing its inventory. The retrospective application of this accounting change results in adjustments to reported amounts for last fiscal year. The company provided adjusted financial statements for all of fiscal year 2010 and the first quarter of fiscal year 2011 on its website reflecting these changes. The $0.82 adjusted EPS compares to the previously reported EPS of $0.84. See additional information on this accounting change in the notes on page 5.

[2]	See additional information at the end of this release regarding non-GAAP financial measures.

BENTONVILLE, Ark., Nov. 16, 2010 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the quarter ended Oct. 31, 2010. Net sales for the third quarter of fiscal year 2011 were $101.2 billion, an increase of 2.6 percent from $98.7 billion in the third quarter last year. Income from continuing operations attributable to Walmart for the quarter was $3.4 billion, up from $3.2 billion in the third quarter last year.

Diluted earnings per share from continuing operations attributable to Walmart (“EPS”) for the third quarter of fiscal year 2011 were $0.95, including a tax benefit of $191 million, or approximately $0.05. The tax benefit is due to favorable adjustments to current transfer pricing policies after negotiations with a foreign tax jurisdiction during the third quarter. This $0.95 compares to an adjusted diluted EPS of $0.82 in the third quarter last year.

“Walmart performed well in the third quarter, and we delivered solid earnings per share growth for our shareholders,” said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. “Our company now has delivered four consecutive quarters of operating expense leverage, and we continue to grow operating income faster than sales.”

Walmart continues to expand its ability to reach more customers around the world through new units and multi-channel initiatives. The company added almost 10 million square feet of retail space this quarter, with 37 percent of the square footage growth in Walmart International. International net sales grew more than 9 percent this quarter compared to last year’s third quarter.

“Our International business continues to deliver impressive results, with sales up more than nine percent,” Duke said. “We also were pleased with the ongoing sales momentum at Sam’s Club and expect that momentum to continue in the fourth quarter. Our Walmart U.S. business is on the right track, with third quarter comp sales within guidance and operating income growing faster than sales.

“Walmart U.S. will be the price leader this holiday season, and I am confident about improving comp trends for the fourth quarter,” Duke added. “I’m pleased that we increased our full-year earnings per share guidance to reflect the tax benefit from the third quarter and our expectations for our business performance in the fourth quarter.”

The company ended the third quarter with year-to-date free cash flow³ of $2.9 billion, compared to $3.6 billion in the prior year. ROI for the trailing 12 months ended Oct. 31, 2010 was 18.6 percent, up from 18.4 percent for the comparable period last year.

“We’re meeting our goal of delivering stable ROI and we are extremely satisfied with our ROI performance,” said Tom Schoewe, executive vice president and chief financial officer. “We remain focused on our priorities of growth, leverage and returns.”

Earnings Guidance

“Based on our expectations for the U.S. sales environment in the fourth quarter, we expect diluted earnings per share from continuing operations attributable to Walmart to range from $1.29 to $1.33,” said Schoewe.

[3]	See additional information at the end of this release regarding non-GAAP financial measures.

This compares to an adjusted $1.264 per share last year, which included a net benefit of approximately six cents per share related to certain tax matters and restructuring charges.

“Our updated fiscal year 2011 guidance of $4.08 to $4.12 earnings per share is an increase from the previous range of $3.95 to $4.05 per share,” Schoewe said. “The full-year increase in our EPS guidance reflects the tax benefit from the third quarter, and our expectations for solid underlying operational performance by our segments in the fourth quarter.”

This new full year guidance assumes that currency exchange rates remain at current levels. The adjusted EPS for fiscal year 2010 was $3.734, which included the same six cents benefit mentioned above.

“I’m also pleased that we continue to provide a strong return to shareholders through dividends and an aggressive share repurchase program,” said Schoewe. “Between dividends and share repurchase, Walmart has returned $14.3 billion to shareholders during the first nine months.”

The company’s board of directors approved a new $15 billion share repurchase program on June 4, 2010, which replaced the previous $15 billion authorization. Walmart repurchased $3.9 billion in shares during the third quarter, raising this year’s total to $11.0 billion. The company still has $8.5 billion remaining under the current authorization.

Operating Segment Details

Data in the condensed consolidated financial statements included in this news release are based on the fiscal quarters ended Oct. 31, 2010 and 2009. As part of an operational realignment, the Walmart units and Sam’s Clubs in Puerto Rico moved from the Walmart International segment to the respective Walmart U.S. and Sam’s Club segments, effective this fiscal year. Walmart International now consists of the company’s operations outside the United States and Puerto Rico.

Net sales results

Net sales were as follows (dollars in billions):

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
	2010	2009	Percent Change	2010	2009	Percent Change
Net Sales:
Walmart U.S.	$62.178	$62.210	-0.1%	$189.156	$188.482	0.4%
Walmart International	26.919	24.631	9.3%	77.850	68.584	13.5%
Sam’s Club	12.142	11.826	2.7%	36.346	35.240	3.1%

Total Company	$101.239	$98.667	2.6%	$303.352	$292.306	3.8%

Walmart U.S. net sales of $62.2 billion were relatively flat for the third quarter when compared with the prior year. Walmart International net sales were $26.9 billion, an increase of 9.3 percent from last year’s third quarter. Mexico and Brazil continue to contribute strong sales, and Japan and China had solid sales growth. Walmart International net sales include a $349 million benefit from changes in currency exchange rates. On a constant currency basis, Walmart International net sales were up 7.9 percent to $26.6 billion. Net sales for Sam’s Club, excluding fuel, increased to $11.1 billion, an increase of 1.4 percent from last year’s third quarter results.

[4]

Effective with the second quarter of fiscal year 2011, Walmart changed the methodology for valuing its inventory. The retrospective application of this accounting change results in adjustments to reported amounts for last fiscal year. The company provided adjusted financial statements for all of fiscal year 2010 and the first quarter of fiscal year 2011 on its website reflecting these changes. The $1.26 and $3.73 adjusted EPS compares to the previously reported EPS of $1.23 and $3.72, respectively. See additional information on this accounting change in the notes on page 5.

Segment operating income

Segment operating income was as follows (dollars in billions):

	Three Months Ended October 31,			Nine Months Ended October 31,
	2010	2009 As Adjusted[5]	Percent Change	2010	2009 As Adjusted[5]	Percent Change
Segment Operating Income:
Walmart U.S.	$4.399	$4.318	1.9%	$13.893	$13.570	2.4%
Walmart International	1.223	1.078	13.5%	3.605	3.033	18.9%
Sam’s Club	0.367	0.395	-7.1%	1.224	1.205	1.6%

Consolidated operating income, which includes unallocated corporate overhead, was $5.6 billion for the third quarter, up 3.1 percent from last year and up 2.9 percent on a constant currency basis. Operating income was up 1.9 percent for Walmart U.S., due to expense leverage and an increased gross margin rate. Walmart International reported operating income for the third quarter that included a currency exchange rate benefit of $11.0 million. On a constant currency basis, Walmart International operating income increased 12.4 percent to $1.2 billion for the third quarter. On a reported basis, Walmart International operating income increased 13.5 percent to $1.2 billion, compared to the same prior year period. Excluding the impact of acquisitions, Walmart International leveraged constant currency operating expenses for the seventh consecutive quarter. Sam’s Club operating income declined 7.1 percent compared to last year’s third quarter. Higher expenses and reduced membership and other income, due to an accounting adjustment last year, were the factors in Sam’s operating income decline.

U.S. comparable store sales

The company reports U.S. comparable store sales in this earnings release based on its 13-week and 39-week retail calendar periods ended Oct. 29, 2010 and Oct. 30, 2009, as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	10/29/10	10/30/09	10/29/10	10/30/09	10/29/10	10/30/09
Walmart U.S.	-1.3%	-0.5%	-1.3%	-0.5%	0.0%	0.0%
Sam’s Club	2.4%	0.1%	3.8%	-1.9%	1.4%	-2.0%

Total U.S.	-0.7%	-0.4%	-0.5%	-0.8%	0.2%	-0.4%

	Without Fuel		With Fuel		Fuel Impact
	Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	10/29/10	10/30/09	10/29/10	10/30/09	10/29/10	10/30/09
Walmart U.S.	-1.5%	0.5%	-1.5%	0.5%	0.0%	0.0%
Sam’s Club	1.4%	1.6%	3.4%	-2.3%	2.0%	-3.9%

Total U.S.	-1.1%	0.6%	-0.7%	0.0%	0.4%	-0.6%

During the 13-week period, Walmart U.S. comparable store traffic decreased and average ticket was down slightly versus the prior year. Customer traffic has improved sequentially for each quarter during this fiscal year at stores in Walmart U.S.

[5]	See notes on page 5.

Walmart U.S. expects comparable store sales to range between -1.0 percent and 2.0 percent for the fourth quarter 13-week period from Sat., Oct. 30, 2010 through Fri., Jan. 28, 2011. For last year’s comparable 13-week period, Walmart U.S. reported a 2.0 percent comp store sales decline.

Sam’s Club delivered 2.4 percent comparable club sales, without fuel, for the 13-week period ended Oct. 29, 2010, which was within its guidance of 1.0 to 3.0 percent updated on Oct. 13. Including fuel, comp club sales increased 3.8 percent for the 13-week period ended Oct. 29, 2010. Traffic was higher for Sam’s Advantage members, but declined for Business members. Average ticket increased for both member categories.

For the 13-week period ending Jan. 28, 2011, Sam’s Club expects comparable sales, without fuel, to increase between 1.0 and 3.0 percent. Sam’s Club comparable sales, without fuel, rose 0.7 percent last year during the fourth quarter 13-week period.

Both Walmart U.S. and Sam’s Club will report comparable sales for the 13-week period on Feb. 22, 2011, when the company reports fourth quarter and fiscal year results.

Notes

Constant currency results are calculated by translating current year results using prior year exchange rates.

Effective Feb. 1, 2010, the company made certain changes to its internal management reporting that impacted only our segment reporting. Prior year amounts have been reclassified to conform to the current year’s presentation. These changes include allocating to the segments certain information systems expenses previously included in unallocated corporate overhead and, in connection with an operational alignment, moving the Puerto Rico operations from the Walmart International segment to both the respective Walmart U.S. and Sam’s Club segments. The Walmart U.S. segment now includes the company’s mass merchant concept in the United States and Puerto Rico operating primarily under the “Walmart” or “Wal-Mart” brand, as well as walmart.com. Walmart International now consists of the company’s operations outside the United States and Puerto Rico. The Sam’s Club segment now includes the warehouse membership clubs in the United States and Puerto Rico, as well as samsclub.com.

In addition, effective May 1, 2010, the company implemented a new enterprise resource planning (“ERP”) system for its operations in the United States, Canada and Puerto Rico. Concurrent with this implementation and the increased system capabilities, the company changed its level of applying the retail method of accounting for inventory in these operations from 13 divisions to 49 departments. The company believes the change is preferable because applying the retail method of accounting for inventory at the departmental level better segregates merchandise with similar cost-to-retail ratios and turnover, as well as providing a more accurate cost of goods sold and ending inventory value at the lower of cost or market for each reporting period. The retrospective application of this accounting change impacted both segment and consolidated operating income, as well as consolidated net income for all comparable periods presented.

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 800-778-6902, or 585-219-6420 outside the U.S. and Canada. Information included in this release, including reconciliations, and the pre-recorded phone call are available in the investor information area on the company’s website at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at 8,692 retail units under 59 different banners in 15 countries. With fiscal year 2010 sales of $405 billion, Walmart employs more than 2 million associates worldwide. A leader in sustainability, corporate philanthropy and employment opportunity, Walmart ranked first among retailers in Fortune Magazine’s 2010 Most Admired Companies survey. Additional information about Walmart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

# # #

This release contains statements as to Walmart management’s forecast of the company’s earnings per share for the fiscal quarter to end Jan. 31, 2011 and revised forecast of earnings per share for the full fiscal year to end Jan. 31, 2011 (and statements of assumptions underlying those forecasts), management’s expectations regarding the comparable store sales of the Walmart U.S. segment and comparable club sales, without fuel, of the Sam’s Club segment of the company for the 13-week period from Oct. 30, 2010 through Jan. 28, 2011, and management’s expectation that the Walmart U.S. segment will be the price leader for the 2010 holiday season, that ongoing sales momentum at the Sam’s Club segment will continue in the fourth quarter of fiscal year 2011, and for solid underlying operational performance by our segments in the fourth quarter of fiscal year 2011 that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase “expect,” “expects,” “guidance,” and “will be” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions, the cost of goods, competitive pressures, geopolitical events and conditions, levels of unemployment, levels of consumer disposable income, changes in laws and regulations, consumer credit availability, inflation, deflation, consumer spending patterns and debt levels, currency exchange rate fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, financial and capital market conditions, developments in litigation to which the company is a party, weather conditions, damage to the company’s facilities from natural disasters, regulatory matters and other risks. The company discusses certain of these factors more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company’s other filings, including quarterly reports on Form 10-Q and current reports on Form 8-K, made with the SEC through the date of this release. The company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
(Amounts in millions except per share data)	2010	2009 As Adjusted[5]	Percent Change	2010	2009 As Adjusted[5]	Percent Change
Revenues:
Net sales	$101,239	$98,667	2.6%	$303,352	$292,306	3.8%
Membership and other income	713	706	1.0%	2,137	2,157	-0.9%

	101,952	99,373	2.6%	305,489	294,463	3.7%

Costs and expenses:
Cost of sales	75,906	73,915	2.7%	228,129	219,366	4.0%
Operating, selling, general and administrative expenses	20,435	20,016	2.1%	59,822	58,553	2.2%

Operating income	5,611	5,442	3.1%	17,538	16,544	6.0%

Interest:
Debt	500	442	13.1%	1,432	1,337	7.1%
Capital leases	69	68	1.5%	201	206	-2.4%
Interest income	(53)	(35)	51.4%	(161)	(128)	25.8%

Interest, net	516	475	8.6%	1,472	1,415	4.0%

Income from continuing operations before income taxes	5,095	4,967	2.6%	16,066	15,129	6.2%

Provision for income taxes	1,505	1,702	-11.6%	5,285	5,157	2.5%

Income from continuing operations	3,590	3,265	10.0%	10,781	9,972	8.1%
Loss from discontinued operations, net of tax	—	(7)	100.0%	—	(22)	100.0%

Consolidated net income	3,590	3,258	10.2%	10,781	9,950	8.4%
Less consolidated net income attributable to noncontrolling interest	(154)	(114)	35.1%	(448)	(338)	32.5%

Consolidated net income attributable to Walmart	$3,436	$3,144	9.3%	$10,333	$9,612	7.5%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$3,590	$3,265	10.0%	$10,781	$9,972	8.1%
Less consolidated net income attributable to noncontrolling interest	(154)	(114)	35.1%	(448)	(338)	32.5%

Income from continuing operations attributable to Walmart	$3,436	$3,151	9.0%	$10,333	$9,634	7.3%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$0.95	$0.82	15.9%	$2.80	$2.48	12.9%
Basic loss per common share from discontinued operations attributable to Walmart	—	—	—	—	(0.01)	—

Basic net income per common share attributable to Walmart	$0.95	$0.82	15.9%	$2.80	$2.47	13.4%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$0.95	$0.82	15.9%	$2.79	$2.47	13.0%
Diluted loss per common share from discontinued operations attributable to Walmart	—	(0.01)	—	—	—	—

Diluted net income per common share attributable to Walmart	$0.95	$0.81	17.3%	$2.79	$2.47	13.0%

Weighted-average number of common shares:
Basic	3,617	3,851		3,692	3,887
Diluted	3,631	3,861		3,706	3,897

Dividends declared per common share	—	—		$1.21	$1.09

[5]	See notes on page 5.

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

	October 31,		January 31,
(Amounts in millions)	2010	2009 As Adjusted[5]	2010 As Adjusted[5]
ASSETS
Current assets:
Cash and cash equivalents	$10,616	$6,003	$7,907
Receivables, net	4,374	3,776	4,144
Inventories	41,059	38,129	32,713
Prepaid expenses and other	3,382	3,463	3,128
Current assets of discontinued operations	137	145	140

Total current assets	59,568	51,516	48,032

Property and equipment:
Property and equipment	145,669	135,152	137,848
Less accumulated depreciation	(41,857)	(36,716)	(38,304)

Property and equipment, net	103,812	98,436	99,544

Property under capital leases:
Property under capital leases	5,847	5,618	5,669
Less accumulated amortization	(3,117)	(2,833)	(2,906)

Property under capital leases, net	2,730	2,785	2,763

Goodwill	16,586	16,162	16,126
Other assets and deferred charges	4,194	3,603	3,942

Total assets	$186,890	$172,502	$170,407

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$7,352	$5,239	$523
Accounts payable	36,208	30,920	30,451
Dividends payable	1,191	1,021	—
Accrued liabilities	17,518	16,638	18,734
Accrued income taxes	518	786	1,347
Long-term debt due within one year	5,196	4,169	4,050
Obligations under capital leases due within one year	347	344	346
Current liabilities of discontinued operations	77	38	92

Total current liabilities	68,407	59,155	55,543

Long-term debt	40,803	34,394	33,231
Long-term obligations under capital leases	3,096	3,207	3,170
Deferred income taxes and other	6,197	6,202	5,508
Redeemable noncontrolling interest	367	310	307

Commitments and contingencies

Equity:
Common stock and capital in excess of par value	3,969	4,134	4,181
Retained earnings	61,451	63,697	66,357
Accumulated other comprehensive income (loss)	105	(551)	(70)

Total Walmart shareholders’ equity	65,525	67,280	70,468
Noncontrolling interest	2,495	1,954	2,180

Total equity	68,020	69,234	72,648

Total liabilities and equity	$186,890	$172,502	$170,407

[5]	See notes on page 5.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Nine Months Ended
	October 31,
(Amounts in millions)	2010	2009 As Adjusted[5]
Cash flows from operating activities:
Consolidated net income	$10,781	$9,950
Loss from discontinued operations, net of tax	—	22

Income from continuing operations	10,781	9,972
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	5,635	5,255
Other	851	176
Changes in certain assets and liabilities, net of effects of acquisitions:
Accounts receivable	(90)	540
Inventories	(7,996)	(3,268)
Accounts payable	5,363	1,028
Accrued liabilities	(2,279)	(1,263)

Net cash provided by operating activities	12,265	12,440

Cash flows from investing activities:
Payments for property and equipment	(9,319)	(8,885)
Other investing activities	30	224

Net cash used in investing activities	(9,289)	(8,661)

Cash flows from financing activities:
Increase in short-term borrowings, net	6,820	3,475
Proceeds from issuance of long-term debt	11,383	5,465
Payment of long-term debt	(3,577)	(4,799)
Dividends paid	(3,361)	(3,179)
Purchase of Company stock	(10,972)	(5,105)
Purchase of redeemable noncontrolling interest	—	(456)
Other financing activities	(623)	(327)

Net cash used in financing activities	(330)	(4,926)

Effect of exchange rates on cash and cash equivalents	63	(125)

Net increase (decrease) in cash and cash equivalents	2,709	(1,272)
Cash and cash equivalents at beginning of year	7,907	7,275

Cash and cash equivalents at end of period	$10,616	$6,003

[5]	See notes on page 5.

Wal-Mart Stores, Inc.

Reconciliation of and Other Information regarding Non-GAAP Financial Measures

(Unaudited)

(In millions, except per share data)

The following information provides reconciliations of non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most nearly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We generated free cash flow of $2.9 billion and $3.6 billion for the nine months ended Oct. 31, 2010 and 2009, respectively. Our free cash flow during the current period was impacted by our increased investment in inventory, partially offset by an increase in accounts payable.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by another company to calculate its free cash flow before comparing our free cash flow to that of such other company.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, a GAAP measure, which we believe to be the GAAP financial measure most directly comparable to free cash flow, for the nine months ended Oct. 31, 2010 and 2009, as well as information regarding net cash used in investing activities and net cash used in financing activities in those periods.

	For the Nine Months Ended
	October 31,
(Amounts in millions)	2010	2009

Net cash provided by operating activities	$12,265	$12,440
Payments for property and equipment	(9,319)	(8,885)

Free cash flow	$2,946	$3,555

Net cash used in investing activities	$(9,289)	$(8,661)

Net cash used in financing activities	$(330)	$(4,926)

Calculation of Return on Investment and Return on Assets

Management believes return on investment (“ROI”) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is employing its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts.

ROI was 18.6 percent and 18.4 percent for the trailing 12-month periods ended Oct. 31, 2010 and 2009, respectively. The period-over-period increase in ROI is principally due to an increase in adjusted operating income, as a result of our focus on expense leverage.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization and rent expense) for the fiscal year or trailing twelve months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets of continuing operations plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing twelve months multiplied by a factor of eight.

ROI is considered a non-GAAP financial measure under the SEC’s rules. We consider return on assets (“ROA”) to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is income from continuing operations for the fiscal year or trailing twelve months divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company’s ROI. As a result, the method used by Walmart’s management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by another company to calculate its ROI before comparing our ROI to that of such other company.

The calculation of ROI along with reconciliation to the calculation of ROA, the most comparable GAAP financial measurement, is as follows:

Wal-Mart Stores, Inc.

Return on Investments and Assets

	For the Twelve Months Ended October 31,
(Dollar amounts in millions)	2010	2009 As Adjusted(3)

CALCULATION OF RETURN ON INVESTMENT

Numerator
Operating income	$24,996	$23,067
+ Interest income	214	196
+ Depreciation and amortization	7,537	6,940
+ Rent	1,922	1,761

= Adjusted operating income	$34,669	$31,964

Denominator
Average total assets of continuing operations (1)	$179,555	$169,755
+ Average accumulated depreciation and amortization (1)	42,262	36,799
- Average accounts payable (1)	33,564	30,851
- Average accrued liabilities (1)	17,078	15,991
+ Rent * 8	15,376	14,088

= Average invested capital	$186,551	$173,800

Return on investment (ROI)	18.6%	18.4%

CALCULATION OF RETURN ON ASSETS
Numerator
Income from continuing operations	$15,771	$13,988

Denominator
Average total assets of continuing operations (1)	$179,555	$169,755

Return on assets (ROA)	8.8%	8.2%

	As of October 31,
	2010	2009 Adjusted(3)	2008 Adjusted(3)
Certain Balance Sheet Data

Total assets of continuing operations (2)	$186,753	$172,357	$167,152
Accumulated depreciation and amortization	44,974	39,549	34,048
Accounts payable	36,208	30,920	30,782
Accrued liabilities	17,518	16,638	15,343

(1)	The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

(2)	Based on continuing operations only and therefore excludes the impact of discontinued operations. Total assets as of Oct. 31, 2010, 2009 and 2008 in the table above exclude assets of discontinued operations that are reflected in the Condensed Consolidated Balance Sheets of $137 million, $145 million and $262 million, respectively.

(3)	Effective May 1, 2010, the company implemented a new enterprise resource planning (“ERP”) system for its operations in the United States, Canada and Puerto Rico. Concurrent with this implementation and the increased system capabilities in applying the lower of cost or market principle, the company changed the level at which it applies the retail method of accounting for inventory in these operations from 13 divisions to 49 departments. The company believes the change is preferable because applying the retail method of accounting for inventory at the departmental level better segregates merchandise with similar cost-to-retail ratios and turnover as well as providing a more accurate ending inventory value and cost of goods sold for each reporting period. The retroactive application of this accounting change impacted both segment and consolidated operating income, as well as consolidated net income.